As filed with the Securities and Exchange Commission on July 21, 2006

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

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hi/fn, inc.
(Exact name of registrant as specified in its charter)

_________________

	750 University Avenue Los Gatos, California
DELAWARE	95032	33-0732700
(State of Incorporation)	(Address of principal executive offices)	(IRS Employer Identification No.)

_________________

hi/fn, inc. 1996 Equity Incentive Plan (As Amended and Restated)
(Full title of the plan)

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Christopher G. Kenber
President, Chief Executive Officer and Director
hi/fn, inc
750 University Avenue
Los Gatos, California 95032
(408) 399-3500
(Name, address, including zip code, and telephone number, including area code of agent for service)

_________________

Copy to:
Steven E. Bochner, Esq.
Wilson Sonsini Goodrich & Rosati, Professional Corporation
650 Page Mill Road
Palo Alto, California 94304-1050

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CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Maximum Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, par value $0.001 per share	500,000	$5.85	$2,925,000	$312.98

(1) This Registration Statement shall cover any additional shares of Common Stock which become issuable under the Plan that is the subject of this Registration Statement by reason of any stock dividend, stock split, recapitalization or any other similar transaction without receipt of consideration which results in an increase in the number of shares of the Registrant’s outstanding Common Stock.

(2) Estimated in accordance with Rules 457(h) and 457(c) solely for the purpose of calculating the registration fee on the basis of $5.85, the average of the high and low prices of the Registrant’s Common Stock as reported on the Nasdaq National Market on July 19, 2006.

PART II
Item 3. Incorporation of Documents by Reference
Item 4. Description of Securities
Item 5. Interests of Named Experts and Counsel
Item 6. Indemnification of Directors and Officers
Item 7. Exemption from Registration Claimed
Item 8. Exhibits
Item 9. Undertakings
SIGNATURES
POWERS OF ATTORNEY
INDEX TO EXHIBITS
EXHIBIT 5.1
EXHIBIT 23.1
EXHIBIT 99.1

hi/fn, inc.

REGISTRATION STATEMENT ON FORM S-8

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

        The Registrant hereby incorporates by reference in this Registration Statement the following documents and information heretofore filed by the Registrant with the Securities and Exchange Commission (the “Commission”):

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended September 30, 2005 filed pursuant to Section 13(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) on December 14, 2005;

(b)	All other reports and information filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by Registrant’s Annual Report referred to in (a) above; and

(c)	The Registrant’s Registration Statement on Form 10 (File No. 24765) originally filed on August 7, 1998, as amended.

        All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered pursuant to this Registration Statement have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part of this Registration Statement from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superceded for purposes of this Registration Statement to the extent that a statement contained herein modifies or supercedes such statement. Any such statement so modified or superceded shall not be deemed, except as so modified or superceded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

      Inapplicable.

Item 5.  Interests of Named Experts and Counsel.

      Inapplicable.

Item 6.  Indemnification of Directors and Officers.

        Section 145 of the General Corporation Law of the State of Delaware (“DGCL”) authorizes a court to award or a corporation’s board of directors to grant indemnification to directors and officers in terms that are sufficiently broad to permit indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the “Securities Act”).

        The Registrant’s Certificate of Incorporation and Bylaws provide for the indemnification of present and former directors, officers, employees and agents of the Registrant and persons serving as directors, employees or agents of another corporation or entity at the request of the Registrant (each, an “Indemnified Party”) to the fullest extent permitted by the DGCL. Indemnified Parties are specifically indemnified in the Registrant Bylaws (the “Indemnification Provisions”) for expenses, including attorneys’ fees, court costs, witness fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by an Indemnified Party in connection with a threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that he is or was a director or officer of the Registrant or is or was serving as a director, officer, employee or agent of another corporation or entity at the request of the Registrant. Such Indemnified Party must have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the subject corporation and, with respect to any criminal action or proceeding, must have had no reasonable cause to believe his conduct was unlawful.

        The Indemnification Provisions and provisions for advancing expenses in the Registrant’s Bylaws are expressly not exclusive of any other rights of indemnification or advancement of expenses pursuant to any agreement, vote of the stockholders or disinterested directors or pursuant to judicial direction. The Registrant is authorized to purchase insurance on behalf of an Indemnified Party for liabilities incurred, to the fullest extent permitted by the DGCL upon approval by the Board of Directors.

        In addition, the Registrant has entered, or will enter, into indemnification agreements with each of its directors and executive officers pursuant to which such persons are indemnified for costs and expenses actually and reasonably incurred by such persons in connection with a threatened, pending or completed claim arising out of service as a director, officer, employee, trustee and/or agent of the Registrant or another entity at the request of the Registrant.

Item 7.  Exemption from Registration Claimed.

      Inapplicable.

Item 8.  Exhibits.

Exhibit Number	Document
5.1	Opinion re legality of Wilson Sonsini Goodrich & Rosati, Professional Corporation
23.1	Consent of Independent Auditors
23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1)
24.1	Powers of Attorney (see page II-5)
99.1	hi/fn, inc. 1996 Equity Incentive Plan

Item 9.  Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

ii)	to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement – notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

iii)	to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that clauses 1(i) and 1(ii) shall not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference into this Registration Statement;

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant, hi/fn, inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Gatos, State of California, on this 21st day of July, 2006.

hi/fn, inc. By: /s/ Christopher G. Kenber —————————————— Christopher G. Kenber President, Chief Executive Officer and Director

POWERS OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Christopher G. Kenber and William R. Walker, jointly and severally, his attorneys-in-fact, each with the power of substitution, for him in any and all capacities, to sign any amendments to this Registration Statement on Form S-8 (including post-effective amendments), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Christopher G. Kenber —————————————— Christopher G. Kenber	Chairman, President and Chief Executive Officer Principal Executive Officer)	July 21, 2006

/s/ William R. Walker —————————————— William R. Walker	Vice President, Finance, Chief Financial Officer (Principal Financial and Accounting Officer) and Secretary	July 21, 2006

/s/ Dennis DeCoste —————————————— Dennis DeCoste	Director	July 21, 2006

/s/ Taher Elgamal —————————————— Taher Elgamal	Director	July 21, 2006

/s/ Robert W. Johnson —————————————— Robert W. Johnson	Director	July 21, 2006

/s/ Albert E. Sisto —————————————— Albert E. Sisto	Director	July 21, 2006

/s/ Douglas L. Whiting —————————————— Douglas L. Whiting	Chief Scientist and Director	July 21, 2006

INDEX TO EXHIBITS

Exhibit Number	Document
5.1	Opinion re legality of Wilson Sonsini Goodrich & Rosati, Professional Corporation
23.1	Consent of Independent Auditors
23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1)
24.1	Powers of Attorney (see page II-5)
99.1	hi/fn, inc. 1996 Equity Incentive Plan